Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Marc Grossman/Jeanne Datz	Alex Pagett	Catherine Couplan
Hilton Hotels Corporation	Hilton International	Conrad Hotels
310.205.4030/310.205.4545	44 207 856 8107	32 2 542 4790
marc_grossman@hilton.com	alex_pagett@hilton.com	catherine_couplan@hilton.com
jeanne_datz@hilton.com

HILTON HOTELS, HILTON INTERNATIONAL ANNOUNCE

DEDICATED EFFORT TO GROW LUXURY CONRAD BRAND

- Target of 50 hotels by 2010 -

- Dieter Huckestein to lead effort as Conrad Chairman, CEO -

Beverly Hills, Calif., Feb. 2, 2005 — Hilton Hotels Corporation, Hilton International Co. and Conrad Hotels, in a major initiative to actively develop the luxury Conrad brand on a global basis, announced plans to have up to 50 Conrad Hotels by 2010, making it one of the largest luxury hotel brands in the world.  To lead the initiative, the companies appointed 30-year hotel industry veteran Dieter Huckestein chairman and chief executive officer of Conrad Hotels and president of the Hilton Global Alliance.

A joint venture of Hilton Hotels Corporation (HHC) and Hilton International, Conrad currently has 17 world-class luxury hotels and resorts operating in the United States, England, Ireland, Belgium, Egypt, Turkey, Indonesia, Hong Kong, Singapore, Thailand, Australia and Uruguay.  The first new-build Conrad in North America opened in Miami in 2004.  New Conrad Hotels are scheduled to open in Tokyo and Phuket in 2005, in Las Vegas and Indianapolis and 2006, and in Dubai in 2007.

As it has been in the past, growth of the Conrad brand will come through securing management contracts.  Plans for new Conrad Hotels, both in major U.S. cities and gateway business and resort destinations around the world, are in various stages of discussion.

In his new role, Mr. Huckestein, 61, formerly executive vice president and president, owned and managed hotel operations for HHC, will be responsible for all operations, marketing and development of Conrad Hotels on a worldwide basis, reporting to the Conrad Board of Directors.  He also will be responsible for operational aspects of HHC’s strategic alliance with Hilton International, reporting in that capacity to Matthew J. Hart, HHC president and chief operating officer.  Operations of HHC’s owned and managed hotels will be consolidated under Mr. Hart.

“This move represents our commitment to building on the outstanding reputation Conrad Hotels have achieved for the finest service and accommodations, and competing aggressively in the luxury market worldwide,” said Stephen F. Bollenbach, HHC co-chairman and chief executive officer.  “With Conrad’s existing track record, and the interest we have seen from developers for future projects, we are optimistic that we can achieve our goal to have 50 Conrad Hotels by 2010.  Dieter Huckestein’s 30 years in the hotel industry, his accomplishments as an executive with our company, and his international experience – which includes 15 years with Hilton International – make him uniquely qualified to take on this important new assignment.”

“I welcome Dieter’s appointment which signals our joint determination to increase Conrad’s presence in the international marketplace,” said David Michels, chief executive of Hilton Group plc, the parent company of Hilton International.  “There is, I believe, a growing demand for the high quality and excellent service which are the hallmark of Conrad Hotels, and foresee steady expansion over the next few years.”

Since the opening of the first Conrad property in Queensland, Australia in 1985, Conrad Hotels have earned a reputation as being among the finest hotels in the markets where they operate.  The Conrad Hong Kong is widely recognized as that city’s most prestigious business hotel, while the Conrad Bali Resort & Spa has earned numerous architectural awards for its unique design.

“With the resources of Hilton Hotels and Hilton International being brought to bear for the benefit of Conrad, I am very enthusiastic about having the opportunity to take this great brand to the next level and work with the Conrad team, and Conrad president Clem Barter, in creating the world’s leading luxury hotel brand,” Mr. Huckestein said.

In his 10 years as president of owned and managed hotel operations for HHC, Mr. Huckestein has had oversight responsibility for many of the largest and most well-known hotels in the country, including the Waldorf=Astoria, Hilton New York, Hilton Hawaiian Village and Hilton Chicago.  During his tenure with HHC, he has been instrumental in the creation and development of the Hilton Garden Inn brand (currently the industry’s fastest-growing hotel brand) and the global implementation of Hilton HHonors, the industry’s leading guest loyalty program.  He has served on HHC’s Board of Directors for 10 years.  Prior to assuming responsibility for owned and managed hotel operations, Mr. Huckestein was senior vice president for the Hawaii/California/Arizona region from 1988 to 1994.

His career at Hilton International, which spanned the years 1974-1988, included serving as vice president for the Caribbean and Latin America, as well as operating hotels in Israel, Greece and England.  Mr. Huckestein served as chairman of the American Hotel & Lodging Association in 2004.  He earned a bachelor’s degree in hotel administration from the Heidelberg Hotel School in Germany, and received an academic scholarship to Cornell University.

Conrad Hotels is the luxury brand of the Hilton Family of Hotels.  It is owned equally by Beverly Hills, Calif.-based Hilton Hotels Corporation and U.K.-based Hilton International Co., and is headquartered in Brussels, Belgium.

Hilton Hotels Corporation (NYSE:HLT) is recognized as one of the world’s leading lodging hospitality companies.  The company owns, manages and/or franchises approximately 2,200 hotels, resorts and vacation ownership properties.  The Hilton Family of Brands includes many of the world’s best known and highly regarded hotel brands, including Hilton, Doubletree, Conrad, Hampton Inn, Hilton Garden Inn, Embassy Suites, Homewood Suites by Hilton and Hilton Grand Vacations Club.

Hilton International, an operating division of Hilton Group PLC, operates more than 400 hotels, resorts and vacation ownership properties in nearly 70 countries worldwide.  With more than 65,000 associates ready to serve the world’s travelers, Hilton International’s portfolio includes Hilton, Conrad and the award-winning Scandic hotels in northern Europe.

A global marketing alliance between Hilton Hotels Corporation and Hilton International extends the number of hotels owned, operated or franchised by both Companies to approximately 2,600 properties across nine well-respected hotel brands in more than 70 countries.  In addition to Conrad, the companies jointly own Hilton HHonors Worldwide and Hilton Reservations Worldwide, and cooperate on a wide variety of sales and marketing initiatives.

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